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                               EXHIBIT 99.1
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                               [LETTERHEAD]


FOR IMMEDIATE RELEASE


Contact:  Patrick O'Connor
          Chief Financial Officer
          OnTrak Systems, Inc.
          Phone: 408/952-5470
          Fax: 408/952-5644


ONTRAK ANNOUNCES SPLIT-OFF OF TELEPARTS INTERNATIONAL, INC.

SAN JOSE, CALIFORNIA, SEPTEMBER 18, 1996 -- OnTrak Systems, Inc. (Nasdaq:ONTK), a leading provider of semiconductor capital equipment for chemical mechanical planarization (CMP), announced today that it has split-off Teleparts International, Inc. to Kenneth J. Smith, OnTrak's founder and former chief executive officer. Teleparts was a wholly-owned subsidiary engaged in the business of selling spare parts to the semiconductor industry. OnTrak transferred its Teleparts stock to Smith in exchange for shares of OnTrak Common Stock.

According to James W. Bagley, OnTrak's chairman and chief executive officer, splitting off Teleparts supports OnTrak's overall strategic objectives. "We intend to focus our resources and efforts on our core business, which is supplying advanced wafer processing equipment to the semiconductor industry. The divestiture of Teleparts, a spare parts supplier, supports this objective." Bagley also noted that revenues from Teleparts do not constitute a material portion of OnTrak's consolidated revenues.

ONTRAK SYSTEMS, INC. is a leading provider of semiconductor capital equipment for CMP. Its primary product, the DSS-200, is a double-sided, single-wafer cleaning system used in a variety of advanced applications. OnTrak is headquartered in San Jose, Calif., and has sales, service, and manufacturer's representative offices in strategic locations worldwide. The company's common stock is traded on The Nasdaq Stock Market under the symbol ONTK.

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